Exhibit 99.1

Tesco Corporation Response to
White Eagle Partners, LLC Open Letter to Chairman

For Immediate Release

Trading Symbol:
“TESO” on NASDAQ
February 20, 2014

On behalf of its Board of Directors (“Board”), TESCO Corporation (“TESCO” or “the Company”) (NASDAQ:TESO) issues a response to a recent public communication made by its shareholder White Eagle Partners LLC:

The Board of TESCO values the opinions of its shareholders, and welcomes the opportunity to exchange views with our owners. Over the recent months, TESCO has engaged with White Eagle both in writing and through discussions with management, and has noted and considered the suggestions presented by White Eagle in these meetings.

The Company reviews its strategic plan and capital allocation policies on a regular periodic basis, in addition to considering those topics in normal discussions at our Board meetings. TESCO is currently in the midst of such a review, and we expect to complete it by the end of the second quarter of 2014. As a part of this process, consistent with its past practice, the Board will evaluate the Company’s current strategic plan and capital allocation policies with a view to maximizing long-term shareholder value.

The Board notes that there were excellent returns provided to our shareholders in 2013, with the share price up by almost 74%, and remains committed to continuing to explore the best ways to drive value for all shareholders on a go-forward basis.

For further information please contact:
Julio M. Quintana, President and CEO
(713) 359-7000
Tesco Corporation

FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995 and other applicable securities legislation.  These statements include statements regarding the Company's internal review of its strategic plan and capital allocation policies and the timing thereof.  These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated.  These risks include, but are not limited to, further changes to the business, operations, assets or financial performance of the Company.  Readers are cautioned that such risk factors should not be construed as exhaustive.  The Company is under no obligation to update such risk factors except as required by applicable law.